Exhibit 99.1

RAILAMERICA PROVIDES FIRST QUARTER AND FULL YEAR 2005 GUIDANCE

BOCA RATON, Fla. – (BUSINESSWIRE) – January 20, 2005 – RailAmerica, Inc. (NYSE: RRA) today announced that its projected 2005 earnings per share will be in the range of $0.94 to $1.02. This includes an expected charge of $0.01 per share to comply with the new accounting standard related to the expensing of stock options and a charge of $0.01 per share for the anticipated redemption of the Company’s remaining senior subordinated notes in the third quarter of 2005.

BUSINESS OUTLOOK

Full year revenue is expected to range from $425 to $435 million, which is approximately an 8% to 10% increase from 2004. “Same railroad” revenue growth should be approximately 5% to 7%, including fuel surcharges of $4 to $6 million. The balance of the growth is expected to come from the full year impact of the 2004 acquisitions of the Central Michigan Railway, the Chicago, Fort Wayne & Eastern Railroad and the Midland Subdivision. “Same railroad” carload growth for 2005 should range between 1% and 2%.

For the first quarter of 2005, revenue is expected to be approximately $105 to $107 million, and earnings per share to be in the range of $0.16 to $0.19. Historically, the Company has found that the first quarter tends to have lower revenue and higher operating costs due to winter weather conditions. These estimates do not include any impact on the Company’s operations that may result from recent storms in the West that are posing service problems for at least one Class I carrier. Thus far, the Company has not experienced any significant impact from these storms. For the first quarter of 2005, the estimates assume an operating ratio of 87% to 88% and an average fuel price of $1.55 per gallon for the quarter.

2005 FINANCIAL OUTLOOK

Operating Income	$64 - $70 million
Operating Ratio	84% to 85%
Depreciation	$30 million
Interest Expense	$18 to $20 million
Capital Expenditures	$58 million + Project investments
Fuel ($ per gallon)	$1.50
Effective Tax Rate	17% - 19% (39% before maintenance tax credit)
Shares Outstanding	39 million
Free Cash Flow	$15 to $20 million

The 2005 guidance is based on an average delivered fuel price of $1.50 per gallon. The Company is hedged 30% at an average cost of $1.45/gallon. Fuel surcharge sharing arrangements with certain of the Company’s Class I partners provide fuel price protection for an additional 30% of the Company’s consumption.

The $18 – $20 million interest expense in 2005 assumes that the Company will redeem its remaining senior subordinated notes in August 2005.

This guidance does not include the effect of any results from potential acquisitions or dispositions.

Capital expenditures of $58 million in 2005 do not include additional capital expenditures that may be made for potential growth opportunities.

The effective income tax rate for 2005 of 17% – 19% includes a $10 million anticipated benefit from the maintenance tax credit provision in the 2004 JOBS Act. The Company is still awaiting IRS regulations to govern implementation of the provision. The estimated benefit of $10 million may increase or decrease depending on the specifics of those regulations.

Free cash flow from continuing operations is defined as operating income plus depreciation and amortization and the net book value portion of asset sales less capital expenditures (excluding project capital expenditures invested to earn a targeted return on investment), cash interest and cash taxes.

GUIDANCE CONFERENCE CALL

The Company will hold a live webcast of its conference call to discuss 2005 guidance this morning at 11:30 a.m. Eastern time. To listen to the webcast, visit the Investor Relations section of RailAmerica’s website at www.railamerica.com. Slides of the presentation will be available on the website. We suggest that you visit our website at least ten minutes in advance of the conference call to ensure that your computer is configured to receive the webcast. The webcast will also be archived at the RailAmerica website for 30 days.

RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 44 railroads operating approximately 8,900 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press+ release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.